Exhibit 10.17

January 16, 2019

Dear James Miln,

Congratulations! We are happy to offer you the position of VP FP&A with Yelp Inc. This offer is conditioned on you passing our background and reference checks, providing proof of your identity and ability to work legally within the United States, and signing our standard Confidentiality and Invention Assignment Agreement and our standard Dispute Resolution Policy and Arbitration Agreement.

Here’s what you need to know if you accept:

1.Basics

Your employment will start on February 4, 2019, and you will be reporting to Lanny Baker on our Finance team. You will work primarily in San Francisco, CA, although you may also be required to work at other Yelp offices and locations from time to time. As an exempt salaried employee, you will be expected to work the hours, including evenings and weekends, required to perform your job duties.

2.Compensation

The annualized salary for this position is $315,000.00, less required and designated payroll deductions and withholdings, payable pursuant to our regular payroll policy.

3.Equity Award

Yelp will recommend to its Board of Directors that you be granted Restricted Stock Units of Yelp’s common stock (“RSUs”) valued at $875,000.00. The actual number of shares awarded will be based on the average closing price of Yelp’s stock on the NYSE over the calendar month in which your start date occurs and the calendar month prior. The RSUs will vest over four years, with 25% of the RSUs vesting in the open trading window occurring approximately at the end of your first year of employment, and the remaining shares vesting in equal quarterly installments on each February 20, May 20, August 20, and November 20 thereafter over the following three years.

Once your award has been approved, you will receive a confirmation message from Stock Administration that will include the average price used to calculate your RSUs. To see the actual number of shares awarded you will need to log into an E*TRADE account, where you must accept the terms and conditions of your award in order to receive shares upon vesting. Please note that vesting is conditioned on your continued service with Yelp through each vesting date and subject to the terms of Yelp’s stock plan and a separate Restricted Stock Unit Agreement between you and Yelp.

4.Benefits

We are happy to make our standard benefits package available to you upon your start, including health, dental, vision, term life insurance, long-term disability, and 401(k) plans. You will initially be eligible for fifteen (15) days of paid time off per year, prorated for the remainder of the calendar year. After two years of employment you will be eligible for eighteen (18) days of paid time off per year and after four years of employment you will be eligible for twenty (20) days of paid time off per year. Please feel free to ask HR for more details on benefits.

5. Company Policies

Like every company, we have our share of do’s, don’ts and other company policies. Your continued employment at Yelp will be conditioned on your complying with these policies. In particular, you will need to comply with our Employee Handbook, which sets forth a range of important policies. We will make the Employee Handbook available to you on our intranet site when you start. Please read it carefully. Your continued employment at Yelp will constitute your acknowledgement and acceptance of these policies.

6. At-Will Employment

While we look forward to a successful employment relationship, your position with Yelp will be “at-will.” This means that both you and Yelp may terminate your employment at any time, for any reason, without notice and without cause. This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. In addition, please note that we may change your position, duties, compensation, benefits, and work location from time to time in our sole discretion.

7. Miscellaneous

By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also understand that in your work for Yelp, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Yelp. You agree that you will not bring into the office — or use in your work for Yelp — any unpublished documents or property belonging to any former employer or third party that you are not authorized to use for that purpose or disclose. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.

8. Conclusion

This letter, together with the Confidentiality and Invention Assignment Agreement and our standard Dispute Resolution Policy and Arbitration Agreement, will form the complete and exclusive statement of your employment agreement with Yelp (“Employment Agreement”). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.

We are committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by Friday, January 18, 2019.

Sincerely,

Lanny Baker
Chief Financial Officer Yelp Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth above.

/s/ James Miln       Jan 17, 2019
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Employee Acceptance/Signature      Date